Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – March 10, 2020

AUBURN NATIONAL BANCORPORATION

AUTHORIZES STOCK REPURCHASE PROGRAM

AUBURN, Alabama – Auburn National Bancorporation, Inc. (NASDAQ: AUBN) announced today that the Company’s Board of Directors has approved a new stock repurchase program to replace the repurchase program that expires on March 31, 2020. The new program authorizes the repurchase, from time to time, of up to $5 million of the Company’s issued and outstanding common stock through March 2021. The stock repurchases may be open-market or private purchases, negotiated transactions, block purchases, and otherwise.

The Company is not required to acquire any specific number of shares and may suspend or terminate its share repurchases at any time. The amount and timing of the stock repurchases will be based on various factors, such as management’s assessment of the Company’s liquidity, the market price of Company common stock compared to management’s assessment of such stock’s underlying value, and other applicable regulatory, legal and accounting factors.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $828 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, the amounts and timing of stock repurchases, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

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Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019 and otherwise in our other SEC reports and filings.